Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 8, 2019, with respect to the financial statements of Genfit S.A. included in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-229907) and related Prospectus of Genfit S.A. for the registration of ordinary shares.

/s/ Ernst & Young et Autres

Paris, France

March 26, 2019